NEWS RELEASE

Contact:  Beverly L. Couturier
(508) 337-5111

HELIX REPORTS FIRST QUARTER RESULTS

MANSFIELD, MASSACHUSETTS, April 29, 2005... Helix Technology Corporation (Nasdaq: HELX) today announced financial results for the first quarter ended April 1, 2005. Net income for the quarter was $1.7 million, or $0.07 per diluted share, compared with net income of $4.7 million for the first quarter of 2004, or $0.18 per diluted share. Sales for the first quarter of 2005 were $38.9 million, compared with $40.4 million a year ago, and $34.9 million in the fourth quarter of 2004. Sales for the first quarter of 2005 include approximately $3.8 million attributable to Helix's Polycold subsidiary, which was acquired on February 15, 2005.

Commenting on first quarter results, Helix President and Chief Executive Officer, James Gentilcore, said, "Financial performance for the quarter reflects a sequential increase in revenue performance, slightly higher than our expectations, and gross margin improvement from our continued focus on manufacturing operations. While Polycold Systems contributed the majority of the revenue growth, it was encouraging to see a slight increase from our other operations.

Higher operating expenses were due primarily to the cost of Sarbanes-Oxley 404 compliance, and the inclusion of Polycold's expenses since the February 15th close. Other operating expenses continue to reflect the control that we have demonstrated throughout the business cycle; and cash generation, after consideration for the Polycold acquisition price, contributed significantly to our balance sheet performance.

With the Polycold integration fully underway, we are pleased to see that the potential that attracted us in the first place is closer to realization, and they are continuing to meet the high standards of Helix and our customers."

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of vacuum technology. Our CTI-Cryogenics, Granville-Phillips and Polycold product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.

This press release contains forward-looking statements, including statements regarding the future performance of the Company's business and the semiconductor capital equipment industry, which are subject to a number of important factors that may cause actual results to differ materially from those indicated. These factors include, among others; the successful integration of Polycold into the operations of Helix, market acceptance of and demand for the Company's products, the success of the Company's strategic initiatives, including its global support operations, the health of the global semiconductor capital equipment market and the timing and scope of any change in industry conditions, the Company's success in sustaining order bookings, and other risks contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.

Tables on Page 2

HELIX REPORTS FIRST QUARTER RESULTS

CONSOLIDATED INCOME STATEMENTS
	First Quarter
	(unaudited)
(in thousands except per share amounts)	2005	2004

Net sales	$38,896	$40,376
Costs and expenses:
Cost of sales	23,300	24,576
Research and development	2,907	2,586
Selling, general and administrative	10,582	8,326

	36,789	35,488

Operating income	2,107	4,888
Joint venture income	474	595
Interest and other income	121	215

Income before taxes	2,702	5,698
Income tax provision	973	1,026

Net income	$1,729	$4,672

Net income per share:
Basic	$0.07	$0.18

Diluted	$0.07	$0.18

Number of shares used in per share calculations:
Basic	26,115	26,103
Diluted	26,168	26,243

SUMMARY BALANCE SHEETS
	(unaudited)	(audited)
(in thousands)	April 1, 2005	December 31, 2004

Assets
Cash, cash equivalents, and investments (1)	$28,204	$76,336
Accounts receivable	27,653	24,100
Inventories	23,089	21,595
Other current assets	11,315	12,044
Fixed and other assets	37,161	35,489
Goodwill and intangible assets, net	43,618	-----

Total Assets	$171,040	$169,564

Liabilities and Stockholders' Equity
Total liabilities	$28,614	$25,423
Stockholders' equity	142,426	144,141

Total Liabilities and Stockholders' Equity	$171,040	$169,564

(1)  On February 15, 2005, we paid approximately $49.2 million in cash for our acquisition of Polycold Systems Inc., plus transaction-related tax payments and transaction costs.

The Company's quarterly report on Form 10-Q
is available to any stockholder upon request.